Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(Dollar amounts presented in millions, except share data)

The following unaudited pro forma condensed combined financial information gives effect to the acquisition of Allergan plc ("Allergan") by Venice Subsidiary LLC ("Acquirer Sub"), a direct wholly-owned subsidiary of AbbVie Inc. ("AbbVie"). The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under U.S. GAAP under which the assets and liabilities of Allergan are recorded by AbbVie at their respective fair values as of the date the acquisition is completed. The unaudited pro forma condensed combined balance sheet data as of September 30, 2019 give effect to the acquisition as if it had occurred on September 30, 2019. The unaudited pro forma condensed combined statements of earnings for the year ended December 31, 2018 and for the nine months ended September 30, 2019 give effect to AbbVie’s results of operations as if the acquisition had occurred on January 1, 2018.

The following unaudited pro forma condensed combined statement of earnings for the year ended December 31, 2018 is based on, has been derived from and should be read in conjunction with the historical audited financial statements of AbbVie (which are available in AbbVie’s Form 10-K for the year ended December 31, 2018) and the historical audited financial statements of Allergan (which are included as Exhibit 99.1 to AbbVie’s Current Report on Form 8-K filed on September 16, 2019 that includes Item 8.01 and 9.01 disclosure). The following unaudited pro forma condensed combined statement of earnings for the nine months ended September 30, 2019 and unaudited pro forma condensed combined balance sheet as of September 30, 2019 are based on, have been derived from and should be read in conjunction with the historical unaudited financial information of AbbVie for the nine months ended September 30, 2019 (which is available in AbbVie’s Form 10-Q for the period ended September 30, 2019) and the historical unaudited financial information of Allergan for the nine months ended September 30, 2019 (included as Exhibit 99.1 to this Current Report on Form 8-K).

The unaudited pro forma condensed combined financial information set forth below gives effect to the following:

•	the completion of the acquisition, with each Allergan Shareholder receiving (i) $120.30 in cash and (ii) 0.8660 of a newly issued share of AbbVie common stock for each Allergan ordinary share, subject to adjustment in accordance with the share cap; and

•	the incurrence of approximately $37.2 billion in debt by AbbVie or an affiliate to (i) finance, in part, the cash component of the acquisition consideration and (ii) pay certain transaction expenses in connection with the acquisition.

The pro forma adjustments are preliminary and are based upon available information and certain assumptions which AbbVie management believes are reasonable under the circumstances and which are described in the accompanying notes to the unaudited pro forma condensed combined financial information. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. Under the acquisition method of accounting under U.S. GAAP, generally all assets acquired and liabilities assumed are recorded at their respective fair values as of the date the acquisition is completed. For pro forma purposes, the fair value of Allergan’s tangible and identifiable intangible assets acquired and liabilities assumed are based on a preliminary estimate of fair value as of September 30, 2019. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. Certain current market based assumptions were used which will be updated upon completion of the acquisition. Management believes that the fair values recognized for the assets to be acquired and liabilities to be assumed are based on reasonable estimates and assumptions.

Preliminary fair value estimates of assets and liabilities may change as additional information becomes available and such changes could be material.

The unaudited pro forma condensed combined financial information has been prepared by AbbVie management in accordance with the regulations of the SEC and has been presented for informational purposes only and is not necessarily indicative of the combined financial position or results of operations that would have been realized had the acquisition occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that AbbVie will experience after the acquisition. In addition, the accompanying unaudited pro forma condensed combined statement of earnings does not include any expected cost savings, operating synergies, or revenue enhancements, which may be realized subsequent to the acquisition or the impact of any non-recurring activity and one-time transaction-related or integration-related costs. No material transactions existed between AbbVie and Allergan during the pro forma periods.

Neither the unaudited pro forma condensed combined financial information nor the estimates and assumptions referred to in connection therewith have been approved by Allergan, and Allergan has not been involved in their preparation.

AbbVie Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2019

	Historical
(in millions)	AbbVie	Allergan after reclassifications (Note 4)	Acquisition adjustments	Note reference	Financing adjustments	Note reference	Pro forma combined
Assets
Current assets
Cash and equivalents	$10,648	$1,238	$(39,490)	5a	$37,200	51	$9,298
			(214)	5d	—
			(84)	5i	—
Short-term investments	—	3,318	—		—		3,318
Accounts receivable, net	5,529	3,012	—		—		8,541
Inventories	1,929	1,083	3,800	5e	—		6,812
Prepaid expenses and other	2,060	943	—		—		3,003
Total current assets	20,166	9,594	(35,988)		37,200		30,972
Investments	131	56	—		—		187
Property and equipment, net	2,894	1,857	—		—		4,751
Intangible assets, net	19,036	39,527	26,623	5f	—		85,186
Goodwill	15,537	42,066	(21,593)	5j	—		36,010
Other assets	1,677	1,309	—		—		2,986
Total assets	$59,441	$94,409	$(30,958)		$37,200		$160,092
Liabilities and Equity
Current liabilities
Short-term borrowings	$—	$—	$—		$1,500	51	$1,500
Current portion of long-term debt and finance lease obligations	5,276	3,739	—		—		9,015
Accounts payable and accrued liabilities	12,217	5,900	—		—		18,117
Total current liabilities	17,493	9,639	—		1,500		28,632
Long-term debt and finance lease obligations	33,126	18,786	925	5g	35,700	51	88,537
Deferred income taxes	1,058	4,519	3,443	5h	—		9,020
Other long-term liabilities	15,990	2,966	—		—		18,956
Commitments and contingencies
Stockholders' equity (deficit)
Common stock	18	—	3	5b	—		21
Common stock held in treasury, at cost	(24,501)	—	—		—		(24,501)
Additional paid-in capital	15,112	55,883	(55,883)	5k	—		38,343
			22,611	5b	—
			620	5c	—
Retained earnings	3,673	1,552	(1,552)	5k	—		3,589
			(84)	5i	—
Accumulated other comprehensive loss	(2,528)	1,041	(1,041)	5k	—		(2,528)
Total stockholders' equity (deficit)	(8,226)	58,476	(35,326)		—		14,924
Noncontrolling interest	—	23	—		—		23
Total equity (deficit)	(8,226)	58,499	(35,326)		—		14,947
Total liabilities and equity	$59,441	$94,409	$(30,958)		$37,200		$160,092

AbbVie Unaudited Pro Forma Condensed Combined Statement of Earnings

For the Nine Months Ended September 30, 2019

	Historical
(in millions, except per share data)	AbbVie	Allergan after reclassifications (Note 4)	Acquisition adjustments	Note reference	Financing adjustments	Note reference	Pro forma combined
Net revenues	$24,562	$11,738	$—		$—		$36,300
Cost of products sold	5,433	6,216	1,436	6a	—		13,085
Selling, general and administrative	4,991	4,294	(121)	6e	—		9,164
Research and development	4,865	1,783	—		—		6,648
Acquired in-process research and development	246	6	—		—		252
Goodwill impairments	—	3,553	—		—		3,553
Total operating costs and expenses	15,535	15,852	1,315		—		32,702
Operating earnings (loss)	9,027	(4,114)	(1,315)		—		3,598
Interest expense, net	1,054	539	(101)	6c	994	6b	2,347
			(139)	6e	—
Net foreign exchange loss	31	6	—		—		37
Other expense (income), net	2,590	38	—		—		2,628
Earnings (loss) before income taxes	5,352	(4,697)	(1,075)		(994)		(1,414)
Income tax expense (benefit)	271	251	(91)	6d	(224)	6d	207
Net earnings (loss)	5,081	(4,948)	(984)		(770)		(1,621)
Income attributable to noncontrolling interest	—	(6)	—		—		(6)
Net earnings (loss) attributable to stockholders	$5,081	$(4,954)	$(984)		$(770)		$(1,627)
Per share data
Basic earnings (loss) per share	$3.41						$(0.94)
Diluted earnings (loss) per share	$3.41						$(0.94)
Weighted-average basic shares outstanding	1,480						1,765
Weighted-average diluted shares outstanding	1,483						1,765

AbbVie Unaudited Pro Forma Condensed Combined Statement of Earnings

For the Year Ended December 31, 2018

	Historical
(in millions, except per share data)	AbbVie	Allergan after reclassifications (Note 4)	Acquisition adjustments	Note reference	Financing adjustments	Note reference	Pro forma combined
Net revenues	$32,753	$15,787	$—		$—		$48,540
Cost of products sold	7,718	11,070	1,148	6a	—		19,936
Selling, general and administrative	7,399	4,508	—		—		11,907
Research and development	10,329	2,746	—		—		13,075
Acquired in-process research and development	424	326	—		—		750
Goodwill impairments	—	3,463	—		—		3,463
Other expense	500	—	—		—		500
Total operating costs and expenses	26,370	22,113	1,148		—		49,631
Operating earnings (loss)	6,383	(6,326)	(1,148)		—		(1,091)
Interest expense, net	1,144	866	(140)	6c	1,326	6b	3,196
Net foreign exchange loss	24	29	—		—		53
Other expense (income), net	18	(364)	—		—		(346)
Earnings (loss) before income taxes	5,197	(6,857)	(1,008)		(1,326)		(3,994)
Income tax expense (benefit)	(490)	(1,771)	(106)	6d	(298)	6d	(2,665)
Net earnings (loss)	5,687	(5,086)	(902)		(1,028)		(1,329)
Income attributable to noncontrolling interest	—	(10)	—		—		(10)
Net earnings (loss) attributable to stockholders	5,687	(5,096)	(902)		(1,028)		(1,339)
Dividends on preferred shares	—	47	—		—		47
Net earnings (loss) attributable to common stockholders	$5,687	$(5,143)	$(902)		$(1,028)		$(1,386)
Per share data
Basic earnings (loss) per share	$3.67						$(0.78)
Diluted earnings (loss) per share	$3.66						$(0.78)
Weighted-average basic shares outstanding	1,541						1,825
Weighted-average diluted shares outstanding	1,546						1,825

Note 1 – Description of the Transaction

On June 25, 2019, AbbVie announced that it entered into a definitive transaction agreement under which Acquirer Sub will acquire Allergan pursuant to a scheme of arrangement under Chapter 1 of Part 9 of the Irish Companies Act 2014, and a capital reduction under Sections 84 to 86 of the Act. As a result of the scheme, Allergan will become a wholly owned subsidiary of AbbVie. As consideration for the acquisition, Allergan shareholders will be entitled to receive (i) $120.30 in cash and (ii) 0.8660 of a newly issued share of AbbVie common stock in exchange for each Allergan ordinary share. If the payment of the scheme consideration would result in the issuance of AbbVie common stock in excess of 19.99% of the aggregate shares of AbbVie common stock outstanding immediately prior to the completion (as reasonably determined by AbbVie) (referred to as the "share cap"), the exchange ratio of 0.8660 will be reduced by the smallest number (rounded to the nearest 0.0001) that causes the total number of shares of AbbVie common stock issuable in the acquisition to not exceed the share cap, and the cash consideration described above would then be increased by an amount in cash equal to that number multiplied by the ten (10) day volume-weighted average price of AbbVie common stock starting with the opening of trading on the eleventh trading day prior to the completion date to the closing of trading on the second to last trading day prior to the completion date. The unaudited pro forma condensed combined financial information assumes that no adjustment will be made to the exchange ratio.

AbbVie expects to fund the cash portion of the transaction with any combination of cash on hand, borrowings under existing and new credit facilities and the proceeds from the sale of debt securities. In connection with the proposed acquisition, on June 25, 2019, AbbVie entered into a $38.0 billion 364-day bridge credit agreement. On July 12, 2019, AbbVie entered into a term loan credit agreement with an aggregate principal amount of $6.0 billion consisting of a $1.5 billion 364-day term loan tranche, a $2.5 billion three-year term loan tranche and a $2.0 billion five-year term loan tranche. The commitments under the bridge credit agreement were accordingly reduced to $32.0 billion.

Note 2 – Basis of Presentation

The unaudited pro forma condensed combined balance sheet gives effect to the acquisition of Allergan as if the acquisition occurred on September 30, 2019. The pro forma adjustments required to reflect the acquired assets and assumed liabilities of Allergan are based on the estimated fair value of Allergan’s assets and liabilities as of September 30, 2019. The pro forma condensed combined statements of earnings for the nine months ended September 30, 2019 and the year ended December 31, 2018 give effect to the Allergan acquisition as if it occurred on January 1, 2018.

The date of the Transaction Agreement is June 25, 2019. For purposes of presenting this pro forma condensed combined financial information only the valuation of consideration transferred is based on, among other things, the closing price per share of AbbVie common stock on October 31, 2019 of $79.55. The value of the consideration ultimately transferred will be based on the closing price per share of AbbVie common stock on the last trading day prior to the closing date of the acquisition. The value of total actual consideration therefore will fluctuate until the closing of the acquisition. An increase (decrease) of 20 percent (20%) in AbbVie’s share price would increase (decrease) the total consideration by approximately $4.5 billion.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial information of AbbVie and Allergan. The acquisition method of accounting under U.S. GAAP requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed combined statements of earnings, are expected to have a continuing impact on the consolidated results.

Fair value is defined as the price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants. As a result, AbbVie may be required to record assets that are not intended to be used or sold and/or to value assets at fair value measurements that do not reflect AbbVie’s intended use for those assets. Fair value measurements can be highly subjective, and it is possible the application of reasonable judgment could lead to different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

Note 3 – Accounting Policies

The accounting policies of AbbVie may vary materially from those of Allergan. During preparation of the unaudited pro forma condensed combined financial information, AbbVie management has performed a preliminary analysis and is not aware of any material differences, and accordingly, this unaudited pro forma condensed combined financial information assumes no material differences in accounting policies between the two companies other than the pro forma reclassifications detailed in Note 4. Following the acquisition date, AbbVie management will conduct a final review of Allergan’s accounting policies in order to determine if differences in accounting policies require adjustment or reclassification of Allergan’s results of operations or reclassification of assets or liabilities to conform to AbbVie’s accounting policies and classifications. As a result of this review, AbbVie management may identify differences that, when adjusted or reclassified, could have a material impact on this unaudited pro forma condensed combined financial information.

Note 4 – Reclassification of Allergan historical financial information

Certain reclassifications have been made to Allergan’s historical financial statements to conform to AbbVie’s presentation, as follows.

Reclassifications included in the unaudited pro forma condensed combined balance sheet

	As of September 30, 2019
(in millions)	Allergan, before reclassifications	Reclassifications		Allergan, after reclassifications
Assets
Short-term investments	$—	$3,318	(a)	$3,318
Marketable securities	3,318	(3,318)	(a)	—
Right of use asset - operating leases	478	(478)	(b)	—
Investments	—	56	(i)	56
Investments and other assets	367	(367)	(i)	—
Non current assets held for sale	33	(33)	(c)	—
Deferred tax assets	487	(487)	(d)	—
Other assets	—	478	(b)	1,309
		487	(d)
		33	(c)
		311	(i)

Liabilities
Income taxes payable	89	(89)	(e)	—
Current portion of lease liability - operating	118	(118)	(f)	—
Accounts payable and accrued liabilities	5,693	89	(e)	5,900
		118	(f)
Other taxes payable	1,718	(1,718)	(g)	—
Lease liability - operating	437	(437)	(h)	—
Other long-term liabilities	811	437	(h)	2,966
		1,718	(g)

(a)	Marketable securities were reclassified to short-term investments.

(b)	Right of use asset - operating leases was reclassified to other assets.

(c)	Non current assets held for sale were reclassified to other assets.

(d)	Deferred tax assets were reclassified to other assets.

(e)	Income taxes payable were reclassified to accounts payable and accrued liabilities.

(f)	Current portion of lease liability - operating was reclassified to accounts payable and accrued liabilities.

(g)	Other taxes payable were reclassified to other long-term liabilities.

(h)	Lease liability - operating was reclassified to other long-term liabilities.

(i)	Investments and other assets were reclassified into investments of $56 million and other assets of $311 million

Reclassifications included in the unaudited pro forma condensed combined statements of earnings

	For the nine months ended September 30, 2019			For the year ended December 31, 2018
(in millions)	Allergan before reclassification	Reclassification	Allergan after reclassification	Allergan before reclassification	Reclassification	Allergan after reclassification	Note reference
Cost of products sold	$1,789	$4,339	$6,216	$2,191	$6,552	$11,070	(a)
		(42)			112		(d)
		130			2,215		(f)
Selling, general and administrative	4,304	(4)	4,294	4,522	15	4,508	(f)
		(6)			(29)		(g)
Research and development	1,360	436	1,783	2,266	805	2,746	(b)
		(7)			(5)		(d)
		—			6		(f)
		(6)			(326)		(e)
Acquired in-process research and development	—	6	6	—	326	326	(e)
Amortization	4,339	(4,339)	—	6,552	(6,552)	—	(a)
Goodwill impairments	3,553	—	3,553	2,841	622	3,463	(f)
In-process research and development impairments	436	(436)	—	805	(805)	—	(b)
Asset sales and impairments, net	126	(126)	—	2,858	(2,858)	—	(f)
Interest income	(52)	52	—	(45)	45	—	(c)
Interest expense	591	(591)	—	911	(911)	—	(c)
Interest expense, net	—	539	539	—	866	866	(c)
Net foreign exchange loss	—	6	6	—	29	29	(g)
Other expense (income), net	(11)	42	38	(257)	(112)	(364)	(d)
		7			5		(d)

(a)	Amortization was reclassified to cost of products sold.

(b)	In-process research and development impairments were reclassified to research and development.

(c)	Interest income and interest expense were reclassified to interest expense, net.

(d)	Gains and losses recognized due to the change in fair value of contingent consideration were reclassified from cost of products sold and research and development to other expense (income), net.

(e)	Upfront expenses for in-process research and development asset acquisitions were reclassified from research and development to acquired in-process research and development.

(f)	Asset sales and impairments, net were reclassified into cost of products sold, selling, general and administrative, research and development and goodwill impairments.

(g)	Foreign exchange losses were reclassified from selling, general and administrative to net foreign exchange loss.

Note 5 – Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The estimated pro forma adjustments to record assets acquired and liabilities assumed at their fair values are preliminary. The final allocation of the purchase price will be determined at a later date and is dependent on a number of factors, including the final valuation of Allergan’s tangible and intangible assets acquired and liabilities assumed. The final valuation of assets acquired and liabilities assumed may be materially different than the estimated values assumed in the unaudited pro forma condensed combined financial information.

At this time, AbbVie does not have sufficient information necessary to make a reasonable preliminary estimate of the fair value of Allergan’s property, plant and equipment; contractual arrangements, including operating leases, historical contingent consideration and other arrangements; legal and other contingencies; and uncertain tax positions. Therefore, no adjustment has been recorded to modify the current book values for these items.

The preliminary consideration and estimated fair value of assets acquired and liabilities assumed as if the acquisition date was September 30, 2019 is presented as follows.

(in millions)	Amount	Note reference
Calculation of consideration estimated to be transferred
Cash consideration to be paid to Allergan shareholders	$39,490	(a)
Fair value of AbbVie shares of common stock to be issued to Allergan shareholders	22,614	(b)
Fair value of AbbVie equity awards to be issued to Allergan equity award holders	620	(c)
Fair value of total consideration estimated to be transferred	$62,724

Recognized amounts of identifiable assets acquired and liabilities assumed
Net book value of assets acquired	$58,476
Less transaction costs expected to be incurred by Allergan	(214)	(d)
Less historical Allergan goodwill	(42,066)	(j)
Less historical Allergan intangible assets	(39,527)	(f)
Adjusted net book value of liabilities assumed	(23,331)
Inventory fair value adjustment	3,800	(e)
Identifiable intangible assets at fair value	66,150	(f)
Debt fair value adjustment	(925)	(g)
Deferred tax impact of fair value adjustments	(3,443)	(h)
Goodwill	$20,473	(j)

(a)	Represents anticipated cash consideration to be transferred of $120.30 per outstanding Allergan share based on 328,259,064 Allergan shares outstanding as of October 31, 2019.

(b)	Represents the acquisition date fair value of shares of AbbVie common stock to be issued to Allergan shareholders. Refer to the calculation below.

(in millions, except per share data)
Allergan ordinary shares outstanding as of October 31, 2019	328.26
Exchange ratio	0.8660
Shares of AbbVie common stock to be issued	284.27
Closing price per share of AbbVie common stock on October 31, 2019	$79.55
Fair value of AbbVie shares to be issued as of October 31, 2019	$22,614

(c)	As of October 31, 2019, outstanding Allergan equity awards included Allergan options to purchase an aggregate 5,854,760 Allergan shares, 2,803,544 Allergan shares subject to outstanding RSU awards and 380,126 Allergan shares subject to Allergan PSU awards. These equity awards will be treated as set forth in the transaction agreement, such that each Allergan equity award will be substituted with a certain number of AbbVie equity awards based on a conversion factor. The estimated fair value of the AbbVie equity awards is $965 million. For pro forma purposes, $620 million of the fair value of the equity awards is considered pre-acquisition services and is allocated to the consideration estimated to be transferred.

(d)	Represents remaining estimated transaction costs to be incurred by Allergan, which will reduce net assets acquired.

(e)	Reflects the estimated fair value step-up related to Allergan’s inventory. This estimated step-up in inventory is preliminary and is subject to change based upon AbbVie management’s final determination of the fair values of finished goods and work-in-process inventories. AbbVie will recognize the increased value of inventory in cost of products sold as the acquired inventory is sold, which for purposes of these unaudited pro forma condensed combined financial statements is assumed to occur within the first year after acquisition. As there is no continuing impact of the inventory step-up on AbbVie’s results, the increased value is not included in the unaudited pro forma condensed combined statements of earnings.

(f)	Reflects the estimated fair value adjustment related to the Allergan intangible assets acquired. Identifiable intangible assets expected to be acquired consist of the following.

(in millions)	As of September 30, 2019
Identifiable intangible assets
Definite-lived intangible assets	$61,600
In-process research and development	4,550
Estimated fair value of identified intangible assets	66,150
Historical Allergan intangible assets	39,527
Pro forma adjustment for estimated fair value of identifiable intangible assets	$26,623

Currently, AbbVie does not have sufficient information as to the amount, timing and risk of cash flows of all of the acquired intangible assets. Some of the more significant assumptions inherent in the development of intangible asset fair values include: the amount and timing of projected future cash flows (including revenue, cost of sales, research and development costs, sales and marketing expenses, capital expenditures, and working capital requirements) as well as estimated contributory asset charges; probability of success for in-process research and development projects; the discount rate selected to measure inherent risk of future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset, among other factors. These assumptions will be adjusted accordingly, if the final identifiable intangible asset valuation generates results, including corresponding useful lives and related amortization methods, that differ from the pro forma estimates or if the above scope of intangible assets is modified. The final valuation will be completed within one year from the acquisition date.

(g)	Reflects the estimated fair value adjustment related to Allergan’s historical long-term debt and elimination of unamortized debt issuance costs, premiums and discounts as assumed debt is measured and recorded at fair value.

(h)	Reflects the adjustment to deferred income taxes resulting from the pro forma acquisition adjustments. This estimate of deferred taxes was determined based on the excess book basis over the tax basis of the pro forma adjustments attributable to the assets and liabilities to be acquired. The statutory tax rate was applied, as appropriate, to each adjustment based on the jurisdiction in which the adjustment is expected to occur. In situations where jurisdictional detail was not available, a weighted average statutory rate of 12 percent (12%) was applied to the adjustment. The deferred tax assets on the unaudited pro forma condensed combined balance sheet have not been assessed for the need of a valuation allowance. This estimate of deferred income tax assets and liabilities is preliminary and is subject to change based upon AbbVie management’s final determination of the fair value of assets acquired and liabilities assumed by jurisdiction.

(i)	To record AbbVie’s estimated remaining acquisition-related transaction costs. The unaudited pro forma condensed combined balance sheet reflects the costs as a reduction of cash with a corresponding decrease to retained earnings.

(j)	Goodwill is calculated as the difference between the fair value of the consideration expected to be transferred and the values assigned to the tangible and identifiable intangible assets acquired and liabilities assumed. The following adjustments were made to goodwill.

(in millions)	As of September 30, 2019
Goodwill	$20,473
Historical Allergan goodwill	(42,066)
Pro forma adjustment	$(21,593)

(k)	Represents the elimination of Allergan historical additional paid-in capital, accumulated other comprehensive income and retained earnings.

(l)	AbbVie expects to fund the cash portion of the transaction with any combination of cash on hand, including existing cash of $3.0 billion, borrowings under existing and new credit facilities and the proceeds from the sale of debt securities. For purposes of the unaudited pro forma condensed combined financial information, it is assumed that $31.2 billion of commitments available under the 364-day bridge credit agreement and $6.0 billion of commitments available under the term loan credit agreement will be drawn. The unaudited pro forma condensed combined balance sheet presents borrowings under the term loan credit agreement as short-term borrowings of $1.5 billion and long-term debt of $4.5 billion based on contractual maturity dates. The unaudited pro forma condensed combined balance sheet presents borrowings under the bridge credit agreement as long-term debt under the assumption that AbbVie has the intent and ability to replace the bridge credit agreement with long-term debt financing. The unaudited pro forma condensed combined financial information does not reflect any potential future cash generated by AbbVie subsequent to September 30, 2019 through the expected completion date of the acquisition. As such, the actual amount of debt incurred could differ from the amount of debt reflected in the unaudited pro forma condensed combined financial information.

Note 6 – Unaudited Pro Forma Condensed Combined Statements of Earnings Adjustments

(a)	To record estimated pro forma amortization expense on definite-lived intangible assets. Pro forma amortization has been estimated on a preliminary basis using the estimated pattern of economic benefit provided by the assets over their estimated useful lives and is as follows.

(in millions)	For the nine months ended September 30, 2019	For the year ended December 31, 2018
Estimated amortization for acquired definite-lived intangible assets	$5,775	$7,700
Historical Allergan definite-lived intangible amortization	4,339	6,552
Pro forma adjustment to cost of products sold	$1,436	$1,148

The weighted-average estimated useful life for acquired definite-lived intangible assets is eight years. A five percent (5%) increase or decrease in the fair value of definite-lived identifiable intangible assets would increase or decrease amortization by approximately $289 million for the nine months ended September 30, 2019 and approximately $385 million for the year ended December 31, 2018.

(b)	Interest expense includes amortization of fees as per contractual terms under the bridge credit agreement. For pro forma purposes, interest expense is calculated based on contractual terms under the bridge credit agreement and the term loan credit facility, which assume LIBOR plus an applicable margin, resulting in a weighted-average interest rate of 2.93%. A 1/8% change in the variable interest rate would result in a change in total interest expense of $35 million for the nine months ended September 30, 2019 and $47 million for the year ended December 31, 2018. The interest rates assumed for pro forma purposes could be significantly different than actual interest rates on any long-term debt issued to finance the transaction based on market rates and other factors at that time.

(c)	Represents amortization of the fair value adjustment of Allergan’s historical long-term debt and elimination of Allergan’s historical amortization of debt issuance costs, premiums and discounts.

(d)	Statutory tax rates were applied, as appropriate, to each acquisition and financing adjustment based on the jurisdiction in which the adjustment was expected to occur. In situations where jurisdictional detail was not available, a weighted-average statutory rate of 12 percent (12%) was applied to the adjustment. The total effective tax rate of the combined company could be significantly different depending on the post-acquisition geographical mix of income and other factors.

(e)	Represents the elimination of transaction costs that have been expensed in AbbVie’s and Allergan’s historical consolidated financial statements.

Note 7 – Earnings per Share

The unaudited pro forma condensed combined basic and diluted earnings per share for the nine months ended September 30, 2019 and the year ended December 31, 2018 have been calculated based on the estimated weighted-average shares outstanding as if the shares to be issued in the transaction had been issued and outstanding as of January 1, 2018. Pro forma weighted-average basic and diluted shares outstanding include an estimated 284,272,349 shares of AbbVie common stock to be issued to Allergan shareholders.

The following table summarizes the calculation of unaudited pro forma condensed combined basic and diluted earnings per share.

(in millions, except per share data)	For the nine months ended September 30, 2019	For the year ended December 31, 2018
Basic EPS
Net earnings (loss)	$(1,627)	$(1,386)
Earnings allocated to participating securities	33	39
Earnings (loss) available to common shareholders	$(1,660)	$(1,425)
Weighted-average basic shares outstanding	1,765	1,825
Basic earnings (loss) per share	$(0.94)	$(0.78)

Diluted EPS
Net earnings (loss)	$(1,627)	$(1,386)
Earnings allocated to participating securities	33	39
Earnings (loss) available to common shareholders	$(1,660)	$(1,425)
Weighted-average shares of common stock outstanding	1,765	1,825
Effect of dilutive securities	—	—
Weighted-average diluted shares outstanding	1,765	1,825
Diluted earnings (loss) per share	$(0.94)	$(0.78)

Due to the pro forma net losses for the nine months ended September 30, 2019 and the year ended December 31, 2018, shares issuable under stock-based compensation plans were excluded from the computation of pro forma diluted EPS because the effect would have been antidilutive.